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                                                                     Exhibit 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 DIADEXUS, INC.

        The undersigned, Patrick Plewman, hereby certifies that:

        1. He is the duly elected and acting Chief Executive Officer, President and Chief Operating Officer of diaDexus, Inc., a Delaware corporation.


        2. The Certificate of Conversion of this corporation was originally filed with the Secretary of State of Delaware on April 3, 2000 and was amended on April 6, 2000, October 10, 2000 and December 22, 2000. The original Formation was filed on August 29, 1997 as DIADEXUS, LLC.


        3. This Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and the corporation's stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        4. The Certificate of Incorporation of this corporation shall be restated to read in full as follows:


                                    ARTICLE I

           The name of this corporation is diaDexus, Inc.

                                   ARTICLE II


           The address of the registered office of this corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.


                                   ARTICLE III

           The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        A. Classes of Stock. This corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is Seventy-Five Million (75,000,000) shares of stock, of which Fifty Million (50,000,000) shares will be Common Stock, par value of $0.01 per
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share, and Twenty-Five Million (25,000,000) shares will be Preferred Stock, par value of $0.01 per share.

        B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Four Million Four Hundred Thousand (4,400,000) shares (the "Series A Preferred Stock"), the Series B Preferred Stock, which series shall consist of Four Million Four Hundred Thousand (4,400,000) shares (the "Series B Preferred Stock"), the Series C Preferred Stock, which series shall consist of Thirteen Million Five Hundred Thousand (13,500,000) shares (the "Series C Preferred Stock") and the Series D Preferred Stock, which series shall consist of Twenty-One Thousand (21,000) shares (the "Series D Preferred Stock"), are as set forth below in this Article IV(B). Subject to compliance with applicable protective voting rights ("Protective Provisions") that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or this corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        1. Dividend Provisions. In the event that the corporation declares or pays a dividend (whether payable in cash, securities or other property) upon the Common Stock, the corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays the dividend to the holders of the Common Stock, the dividends which would have been declared and paid with respect to Common Stock issuable upon conversion of the Preferred Stock had all the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

        2. Liquidation Preference.

           (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights the Preferred Stock that may from time to time come into existence, holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the


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holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $3.4091 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $2.2727 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), $7.75 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") and $12.00 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") plus any declared but unpaid dividends on such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like).

           (b) If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock in proportion to the aggregate liquidation preference of such stock owned by each such holder.

           (c) Upon completion of the distributions required by subsections (a) and (b) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

           (d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority in number of the shares of Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale or transfer of all or substantially all of the assets of this corporation.

               (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                   (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                      (1) If traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;


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                      (2) If actively traded over-the-counter, the value shall
be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                      (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                   (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               (iii) In the event the requirements of this subsection 2(d) are not complied with, this corporation shall forthwith either:

                   (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                   (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the outstanding Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

               (iv) This corporation shall give each holder of record of outstanding Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

        3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

           (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing its Original Issue Price (as defined herein) by the Conversion Price applicable to such share, determined as hereafter


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provided, in effect on the date the certificate is surrendered for conversion.
The term "Original Issue Price" shall mean (i) with respect to the Series A Preferred Stock, the Original Series A Issue Price, (ii) with respect to the Series B Preferred Stock, the Original Series B Issue Price, (iii) with respect to the Series C Preferred Stock, the Original Series C Issue Price, and (iv) with respect to the Series D Preferred Stock, the Original Series D Issue Price. The initial Conversion Price per share for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be the Original Issue Price for such series; provided, however, that the Conversion Price for each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

           (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of
(i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or any successor forms under the Securities Act of 1933, as amended, with a public offering price which is not less than $10.00 per share (as adjusted for any stock splits, stock dividends, combinations, recapitalizations and the like) and for aggregate proceeds of not less than $20,000,000 (prior to any underwriting discounts or commissions), provided that immediately after such sale, the Common Stock will be listed for trading on a recognized North American or European stock exchange, such as the Nasdaq National Market System (any such offering a "Qualified Public Offering"), or (ii) the date specified by written consent or agreement of the holders of at least 80% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted basis).

           (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay cash, or to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of the Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of


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the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

           (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) If this corporation shall issue, after the date upon which any shares of Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

                   (B) Except to the limited extent provided for in subsections
(E)(3) and (E)(4), no adjustment of the Conversion Price for any series of Preferred Stock pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                   (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                   (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                   (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                      (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections


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3(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                      (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                      (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                      (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                      (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and
(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).


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               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Purchase Date other than:

                   (A) Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

                   (B) Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option, restricted stock or other equity incentive plan approved by the Board of Directors of this corporation;

                   (C) pursuant to a Qualified Public Offering;

                   (D) securities issued upon the conversion, exercise or exchange of convertible, exercisable or exchangeable securities;

                   (E) the issuance, subject to the approval of the Board of Directors, of securities in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

                   (F) the issuance, subject to the approval of the Board of Directors, of stock, warrants or other securities or rights in connection with credit arrangements and equipment leases or other similar credit transactions, provided such issuances are for other than primarily equity financing purposes; or

                   (G) the issuance of securities in any transaction or transactions approved by the Board of Directors with the consent of each director elected by the vote of any series of Preferred Stock pursuant to subsection 4(b).

               (iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common


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Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

           (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

           (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock or capital reorganization, merger or consolidation of the corporation with or into another corporation or another entity or person (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section
2), provision shall be made so that each holder of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, capital reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect for each series of Preferred Stock and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

           (g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

           (h) No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.


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               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (C) the Conversion Price for such series of Preferred Stock at the time in effect, and (D) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

           (i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon a reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other exchange, and the amount and character of such dividend, distribution, right or other exchange.

           (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Incorporation.

           (k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

        4. Voting Rights.

           (a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be


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converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote, except as set forth in subsection 4(b). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

           (b) Election of Directors.

               (i) The Board of Directors of the Corporation shall consist of seven (7) members, elected as follows.

               (ii) In the election of directors of the corporation, the holders of a majority of shares of Series A Preferred Stock, voting separately as a single class to the exclusion of all other classes of the corporation's capital stock, and with each share of Series A Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the corporation's Board of Directors until his or her successor is duly elected by vote of holders of the Series A Preferred Stock or until he or she is removed from office by vote of holders of a majority of the Series A Preferred Stock. If the holders of the Series A Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series A Preferred Stock elect a director to fill such position, and shall not be filled by resolution or vote of the corporation's Board of Directors or the corporation's other stockholders.

               (iii) In the election of directors of the corporation, the holders of a majority of shares of Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the corporation's capital stock, and with each share of Series B Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the corporation's Board of Directors until his or her successor is duly elected by vote of holders of the Series B Preferred Stock or until he or she is removed from office by vote of holders of a majority of the Series B Preferred Stock. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position, and shall not be filled by resolution or vote of the corporation's Board of Directors or the corporation's other stockholders.

               (iv) In the election of directors of the corporation, the holders of a majority of shares of Series C Preferred Stock, voting separately as a single class to the exclusion of all other classes of the corporation's capital stock, and with each share of Series C Preferred Stock entitled to one vote, shall be entitled to elect two (2) directors to serve on the corporation's Board of Directors until their successors are duly elected by vote of holders of the Series C Preferred Stock or until they are removed from office by vote of holders of a majority of the Series C Preferred Stock. If the holders of the Series C Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series C Preferred Stock elect a director to fill such position, and shall not be filled by resolution or vote of the corporation's Board of Directors or the corporation's other stockholders.

               (v) In the election of directors of the corporation, subject to any voting agreement among the stockholders of the corporation, the holders of the Common Stock and the Preferred Stock, voting together as a single class in accordance with subsection 4(a), shall be entitled to elect three (3) directors to serve on the corporation's Board of Directors until their successors are duly elected by vote of the holders of the Common Stock and the Preferred Stock or until they are removed from office by vote of holders of the Common Stock and the Preferred Stock, in each case voting together as a single class in accordance with subsection 4(a).

               (vi) Notwithstanding anything to the contrary contained in this subsection 4(b), in any election of directors following consummation of a Qualified Public Offering, the holders of the Common Stock shall be entitled to elect all directors authorized to serve on the corporation's Board of Directors until their successors are duly elected by vote of the holders of the Common Stock or until they are removed from office by vote of holders of the Common Stock.

        5. Protective Provisions.

           (a) So long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in number of the then outstanding shares of Preferred Stock:

               (i) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over an outstanding series of Preferred Stock with respect to dividends, liquidation, redemption, conversion rights or voting, except the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock authorized under this Certificate of Incorporation;

               (ii) amend this Certificate of Incorporation to alter the rights, preferences or privileges of the shares of an outstanding series of Preferred Stock so as to affect adversely such shares;

               (iii) increase or decrease the total number of authorized shares of an outstanding series of Preferred Stock;

               (iv) sell, convey, or otherwise dispose of all or substantially all of its assets, or merge into or consolidate with any other corporation or effect any reorganization transaction, in any case in which the persons who are stockholders of the corporation immediately prior to such merger, consolidation or reorganization do not own more than fifty percent (50%) of the voting power of the corporation or other entity surviving such merger, consolidation or reorganization;

               (v) declare or pay dividends on any shares of Common Stock or Preferred Stock; or

               (vi) liquidate, dissolve or voluntarily declare bankruptcy or insolvency.

           (b) In addition to the protective provisions set forth in Section 5(a) above, so long as any shares of Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in number of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, each voting as a separate class:

               (i) amend this Certificate of Incorporation to alter the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock as the case may be, so as to affect adversely that series of Preferred Stock;

               (ii) increase or decrease the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be;

               (iii) materially change its business (for purposes of this Section 5(b)(iii), a merger, sale of assets, change of control, acquisition or other transaction that does not alter the nature of the primary business conducted by this corporation, as described in the Company's Confidential Private Placement Memorandum prepared in connection with the placement of the Series C Preferred Stock, shall not constitute a "material change in the business"); or

               (iv) increase or decrease the authorized number of directors of this corporation.

           (c) Nothing in this Section 5 shall require the corporation to obtain the approval of the holders of its Preferred Stock to effect a Qualified Public Offering except to the extent that such approval is otherwise required under applicable law.

        6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

        C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this
Article IV(C).

           1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

           2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section B(2) of this Article IV.

           3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and subject to Section B(4) of this Article IV, shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

           Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

                                   ARTICLE VI

           The number of directors of this corporation shall be fixed at seven
(7) or such other number as may be determined in accordance with Section B(5)(b) of Article IV hereof.

                                   ARTICLE VII

           Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

                                  ARTICLE VIII

           Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

                                   ARTICLE IX

           A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

           The approval of the holders of at least 66 2/3% of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis (i.e. each holder of Preferred Stock will have one vote for each share of Common Stock into which such Preferred Stock could then be converted), shall be required to amend, in any manner adverse to the corporation's past or present directors and officers, any provisions of this

Certificate of Incorporation or the Bylaws of the corporation or any agreement that provides for the indemnification of the corporation's past or present directors and officers.

           Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.

                                    ARTICLE X

           This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

           To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 135 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

           Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

           The foregoing Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

           Executed at Santa Clara, California on this 11th day of July, 2001.


                                            By: /s/ PATRICK PLEWMAN
                                               ---------------------------------
                                               Name:  Patrick Plewman
                                               Title: Chief Executive Officer,
                                                      President and Chief
                                                      Operating Officer

Attest:

/s/ SHARON E. TETLOW
-----------------------------
Name:  Sharon E. Tetlow
Title: Vice President, Finance and
       Chief Financial Officer